             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                      ________________


                          FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported)April 25, 2000


        DEAN WITTER REALTY INCOME PARTNERSHIP III,
L.P.
    (Exact name of registrant as specified in its
                      charter)


           Delaware                    0-18146           13-
3293754
(State or other jurisdiction       (Commission
   (I.R.S. Employer of  incorporation)                                File
   Number)  Identification
No.)


  Two World Trade Center, New York, New York             10048
  (Address of principal executive offices)     (Zip
                        Code)


Registrant's telephone number, including area code(212) 392-1054


         (Former  name  or former address, if
changed  since last report)

Item 5.  Other Events

Taxter Park Associates ("TPA") has entered into an agreement with an unaffiliated third party to sell
Taxter  Corporate Park  for $43 million.
Consummation of the sale is  subject
to customary closing costs and conditions, including final due diligence by the buyer.

The Partnership owns a 44.6% general partnership
interest in TPA.   If  the  sale is consummated
in accordance  with  the agreement  and without
modification of the sale  price,  the
Partnership's share of the net proceeds of the
sale would be approximately  $14.7  million
after  satisfaction  of   the
Partnership's  obligations arising in
connection  with  the
1999 purchase from KLM Royal Dutch Airlines of
its space  at the  property.   Accordingly, if
the sale is consummated  in accordance  with
the agreement and without modification  of the
sale  price, the Partnership would expect to
distribute net  sales proceeds of approximately
$27 per investment Unit to  Limited  partners,
of  which  approximately   $1   per
investment Unit is expected to be distributed approximately six months after closing of the sale.

There can be no assurance that the sale
contemplated by the agreement will be consummated and that, if the sale is consummated, the final sale price would not be less than $43 million.

The  sale  of  property would cause the
dissolution of the Partnership; however, the timing of the final liquidation of the Partnership is uncertain at this time.

                   SIGNATURES


Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            DEAN WITTER REALTY
INCOME PARTNERSHIP              III, L.P.
                         By:    Dean Witter
Realty Income Properties        III, Inc.
                            Managing General
Partner




Date:                    April 25, 2000
By: /s/ Charles M. Charrow
                            Charles M. Charrow
                            Controller
                            (Principal Financial
                            and Accounting
                            Officer)